Exhibit 99.1

Contacts
 Joe Hodas
 720-374-4504
 jhodas@flyfrontier.com

Frontier Airlines Partners With Horizon Air
for Frontier JetExpress Regional Jet Service

DENVER (Sept. 18, 2003) — Frontier Airlines (Nasdaq: FRNT) today announced it has signed a 12-year agreement with Seattle-based Horizon Air, a subsidiary of Alaska Air Group, Inc. (NYSE: ALK), under which Horizon will operate regional jet service as Frontier JetExpress, effective Jan. 1, 2004. Under the agreement, Frontier will pay Horizon a base margin and performance-based incentives to operate flights as Frontier JetExpress and Frontier will maintain control of scheduling and destinations. Horizon initially will operate four 70-seat Bombardier CRJ-700 aircraft beginning Jan. 1, 2004, and will operate nine 70-seat Bombardier CRJ-700 aircraft by May 30, 2004. Horizon replaces Frontier’s current regional jet operator, Mesa Airlines, whose agreement with Frontier to operate five, 50-seat aircraft expires Dec. 31, 2003.

     “Our regional jet service has provided extra depth to our business strategy, and we are excited at the opportunity to partner with a top quality airline like Horizon Air,” said Frontier president and CEO Jeff Potter. “Horizon’s commitment to customer service matches our philosophy, and we look forward to a successful partnership that will allow us to bring Frontier’s affordable fares to more communities.”

     “We’re excited to be entering this new line of business and pleased to be working with a quality partner like Frontier,” said Jeff Pinneo, Horizon Air president and CEO. “Horizon is committed to providing our new customers at Frontier the same high level of reliability and service that our customers in the Northwest have come to expect from Horizon.”

     Horizon, the eighth largest regional airline in the U.S., currently serves 43 cities in six western states and British Columbia and Alberta, with average boardings of 390,000 passengers per month. Horizon’s current fleet of 59 aircraft consists of 37-seat Bombardier Q200 turboprops, and new 70-seat Bombardier Q400 turboprops and CRJ-700 regional jets which Horizon began taking delivery of in May 2001. Horizon was the North American launch customer for both new aircraft and the average age of the fleet is three years.

About Frontier

Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 38 aircraft and employing approximately 3,500 aviation professionals. Frontier and its affiliate Frontier JetExpress currently serve 40 U.S. cities with 200 daily flights. Frontier’s maintenance and engineering department has received the Federal Aviation Administration’s highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for four consecutive years. In August 2003, Frontier ranked as one of the “Top 10 Domestic Airlines” as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

About Horizon Air

Founded 22 years ago, Horizon Air has grown to become the nation’s eighth largest regional airline, serving nearly 5 million passengers last year. Horizon serves 44 cities throughout Idaho, California, Oregon, Washington, Montana, Arizona, British Columbia and Alberta. Horizon Air and Alaska Airlines are subsidiaries of Alaska Air Group, Inc. (NYSE: ALK).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the parties’ expectations and beliefs concerning future events based on information available to them as of the date of this press release. Risks and uncertainties could include, the inability to secure adequate facilities at Denver International Airport, late aircraft deliveries, or mutual early termination of the agreement. Neither Frontier nor Horizon undertakes any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at Frontier are contained in SEC filings, including without limitation, Frontier’s Form 10-K for its fiscal year ended March 31, 2003 Form 10-Q for the quarter ended June 30, 2003.

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